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                                                                       EXHIBIT 5

                               OPINION OF COUNSEL

                    [Letterhead of Nuveen Investments, Inc.]

                                 March 7, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

            As Senior Vice President, General Counsel and Secretary of Nuveen Investments, Inc., a Delaware corporation (the "Company"), I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, relating to the registration of 2,353,715 shares of the Company's Class A Common Stock, par value $.01 per share, (the "Class A Common Stock") issuable pursuant to the Second Amendment and Restatement of The John Nuveen Company 1996 Equity Incentive Plan (the "Equity Plan"). The Equity Plan was approved by the Company's Board of Directors in February 2002 and was approved by the Company's shareholders at the Annual Meeting in May 2002 (the "Annual Meeting").

            I am also familiar with the Company's Restated Certificate of Incorporation, as amended, and its By-Laws, and with all corporate and other proceedings taken by the Board of Directors relative to the authorization of the Equity Plan. I have relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that I deemed appropriate. I am not a member of the Bar of any jurisdiction other than the State of Illinois and I express no opinion as to the law of any jurisdiction other than the laws of the State of Illinois and the General Corporation Law of the State of Delaware.

            Based on such examination and review and subject to the foregoing, it is my opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Delaware; that the Equity Plan, including the authority to issue an additional 2,353,715 shares of the Class A Common Stock thereunder, has been duly authorized by appropriate corporate action of the Company; and that the aforesaid 2,353,715 shares of the Class A Common Stock, when issued pursuant to the provisions of the Equity Plan, will be legally issued, fully paid and non-assessable.

            I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to its use in connection therewith. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                      Very truly yours,

                                      /s/ Alan G. Berkshire
                                      --------------------------------------
                                      Alan G. Berkshire
                                      Senior Vice President, General Counsel
                                      and Secretary